Exhibit 4.8

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF SUCH SECURITIES BY ANY PERSON FOR A PERIOD OF SIX (6) MONTHS IMMEDIATELY FOLLOWING THE DATE OF EFFECTIVENESS OF THE COMPANY’S REGISTRATION STATEMENT NO.: 333-                     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT IN ACCORDANCE WITH THE TERMS HEREOF.

MED BIOGENE INC.

UNDERWRITER’S WARRANT

[            ] Common Shares

                    , 2010

This UNDERWRITER’S WARRANT (this “Warrant”) of Med BioGene Inc., a company amalgamated under the Business Corporations Act (British Columbia) (the “Company”), is being issued pursuant to that certain Underwriting Agreement, dated as of                     , 2010 (the “Underwriting Agreement”), by and among the Company and Rodman & Renshaw, LLC, (the “Underwriter”) relating to a firm commitment public offering (the “Offering”) of              common shares of the Company (the “Common Shares”) underwritten by the Underwriter named in the Underwriting Agreement.

FOR VALUE RECEIVED, the Company hereby grants to                      and its permitted successors and assigns (collectively, the “Holder”), the right to purchase from the Company up to                      (            ) Common Shares [5% of Firm Shares] (such shares underlying this Warrant, the “Warrant Shares”), at a per share purchase price equal to $             [125% of public offering price of Firm Shares] (the “Exercise Price”), subject to the terms, conditions and adjustments set forth below in this Warrant. Upon acceptance of this Warrant, Holder agrees to be bound by the terms and conditions hereof.

1. Date of Warrant Exercise. This Warrant shall become exercisable on the date that is one (1) year from the Base Date (the “Exercise Date”). As used in this Warrant, the term “Base Date” shall mean                     , 2010.

2. Expiration of Warrant. This Warrant shall expire on the five (5) year anniversary of the Base Date (the “Expiration Date”).

3. Exercise of Warrant. This Warrant shall be exercisable pursuant to the terms of this Section 3.

3.1 Manner of Exercise.

(a) This Warrant may only be exercised by the Holder hereof on or after the Exercise Date and on or prior to the Expiration Date, in accordance with the terms and conditions hereof, in whole or in part (but not as to fractional shares) with respect to any portion of this Warrant, during the Company’s normal business hours on any day other than a Saturday or a Sunday or a day on which commercial banking institutions in Vancouver, British Columbia are authorized by law to be closed (a “Business Day”), by surrender of this Warrant to the Company at its office maintained pursuant to Section 11.2(a) hereof, accompanied by a written exercise notice in the form attached as Exhibit A to this

Warrant (or a reasonable facsimile thereof) duly executed by the Holder, together with the payment of the aggregate Exercise Price for the number of Warrant Shares purchased upon exercise of this Warrant. Upon surrender of this Warrant, the Company shall cancel this Warrant document and shall, in the event of partial exercise, replace it with a new Warrant document in accordance with Section 3.3.

(b) Except as provided for in Section 3.1(c) below, each exercise of this Warrant must be accompanied by payment in full of the aggregate Exercise Price in cash by certified check, official bank check or wire transfer in immediately available funds for the number of Warrant Shares being purchased by the Holder upon such exercise.

(c) Subject to any limitation pursuant to applicable Canadian exchange rules or policies, the aggregate Exercise Price for the number of Warrant Shares being purchased may also, in the sole discretion of the Holder, be paid in full or in part on a “cashless basis” at the election of the Holder:

(i) in the form of Common Shares owned by the Holder (based on the Fair Market Value (as defined below) of such Common Shares on the date of exercise);

(ii) in the form of Warrant Shares withheld by the Company from the Warrant Shares otherwise to be received upon exercise of this Warrant having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Warrant Shares being purchased by the Holder; or

(iii) by a combination of the foregoing, provided that the combined value of all cash and the Fair Market Value of any shares surrendered to the Company is at least equal to the aggregate Exercise Price for the number of Warrant Shares being purchased by the Holder.

For purposes of this Warrant, the term “Fair Market Value” means with respect to a particular date, the average closing price of the Common Shares for the five (5) trading days immediately preceding the applicable exercise date herein as officially reported by the principal securities exchange on which the Common Stock is then listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any securities exchange as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

For purposes of illustration of a cashless exercise of this Warrant under Section 3.1(c)(ii) (or for a portion thereof for which cashless exercise treatment is requested as contemplated by Section 3.1(c)(iii) hereof), the calculation of such exercise shall be as follows:

X = Y * (A-B)/A

where:

X =	the number of Warrant Shares to be issued to the Holder (rounded to the nearest whole share).

Y =	the number of Warrant Shares with respect to which this Warrant is being exercised.

A =	the Fair Market Value of the Common Shares.

B =	the Exercise Price.

(d) For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood, and acknowledged that the Common Shares issuable upon exercise of this Warrant in a cashless exercise transaction as described in Section 3.1(c) above shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood, and acknowledged that the holding period for the Common Shares issuable upon exercise of this Warrant in a cashless exercise transaction as described in Section 3.1(c) above shall be deemed to have commenced on the date this Warrant was issued.

3.2 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been duly surrendered to the Company as provided in Sections 3.1 and 12 hereof, and, at such time, the Holder in whose name any certificate or certificates for Warrant Shares shall be issuable upon exercise as provided in Section 3.3 hereof shall be deemed to have become the holder or holders of record thereof of the number of Warrant Shares purchased upon exercise of this Warrant.

3.3 Delivery of Common Share Certificates and New Warrant. As soon as reasonably practicable after each exercise of this Warrant, in whole or in part, and in any event within five (5) Business Days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder hereof or, subject to Sections 9 and 10 hereof, as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct:

(a) a certificate or certificates (with an appropriate restrictive legend in accordance with Section 10.1 hereof, as applicable) for the number of duly authorized, validly issued, fully paid and nonassessable Warrant Shares to which the Holder shall be entitled upon exercise; and

(b) in case exercise is in part only, a new Warrant document of like tenor, dated the date hereof, for the remaining number of Warrant Shares issuable upon exercise of this Warrant after giving effect to the partial exercise of this Warrant (including the delivery of any Warrant Shares as payment of the Exercise Price for such partial exercise of this Warrant).

4. Registration Rights.

4.1 Demand Registration.

4.1.1 Grant of Right. The Company, upon written demand made at any time beginning twelve (12) months from the Base Date and for a period of three (3) years thereafter (a “Demand Notice”) of the Holder(s) of at least 25% of the Warrants and/or the Warrant Shares (the “Demanding Holders”), agrees to register, on one occasion, all or any portion of the Warrant Shares (collectively the “Registrable Securities”). On such occasion, the Company will file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its Reasonable Best Efforts (as defined in Section 15 hereof) to have the registration statement declared effective promptly thereafter, subject to compliance with review by the SEC; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has filed a registration statement with respect to which the Holder is entitled to piggyback registration rights pursuant to Section 4.2 hereof and either: (i) the Holder has elected to participate in the offering covered by such registration statement or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until thirty (30) days after such offering is consummated. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (C) such securities shall have ceased to be outstanding. In addition, the term Registrable Securities shall not include any securities held by any Holder if such securities are then freely tradeable under Rule 144 without restriction in the opinion of counsel to the Company. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Warrants and/or the Registrable Securities within ten (10) days from the date of the receipt of any such Demand Notice.

4.1.2 Terms. The Company shall bear all fees and expenses attendant to the registration of the Registrable Securities pursuant to Section 4.1.1, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. Subject to Section 4.1.1, the Company agrees to use its Reasonable Best Efforts to cause the filing required herein to become effective promptly and to qualify or register the Registrable Securities in such States as are reasonably requested by the Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause: (i) the Company to be obligated to register or license to do business in such State or submit to general service of process in such State, or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement filed pursuant to the demand right granted under Section 4.1.1 to remain effective for a period of at least twelve (12) consecutive months from the date that the Holders of the Registrable Securities covered by such registration statement are first given the opportunity to sell all of such securities. The Holders shall only use the prospectuses provided by the Company to sell the shares covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Holder that such prospectus may no longer be used due to a material misstatement or omission.

4.2 “Piggy-Back” Registration.

4.2.1 Grant of Right. In addition to the demand right of registration, described in Section 4.1 hereof the Holder shall have the right to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of Common Shares which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

4.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 4.2.1 hereof, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the

Company shall furnish the then Holders of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Holder. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement.

4.3 General Terms.

4.3.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriter contained in Section              of the Underwriting Agreement between the Underwriter and the Company, dated as of                     , 2010. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section              of the Underwriting Agreement pursuant to which the Underwriter has agreed to indemnify the Company.

4.3.2 Exercise of Warrants. Nothing contained in this Warrant shall be construed as requiring the Holder(s) to exercise their Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.3.3 Documents Delivered to Holders. The Company shall furnish to each Holder participating in any of the foregoing offerings and to each underwriter of any such offering, if any, a signed counterpart, addressed to such Holder or underwriter, of: (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request.

4.3.4 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 4, which managing underwriter shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, their Common Shares and their intended methods of distribution.

4.3.5 Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

4.3.6 Damages. Should the registration or the effectiveness thereof required by Sections 4.1 and 4.2 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

5. Certain Adjustments. For so long as this Warrant is outstanding:

5.1 Mergers or Consolidations. If at any time after the date hereof there shall be a capital reorganization (other than a combination or subdivision of Common Shares otherwise provided for herein) resulting in a reclassification to or change in the terms of securities issuable upon exercise of this Warrant (a “Reorganization”), or an amalgamation, merger or consolidation of the Company with another corporation, association, partnership, organization, business, individual, government or political subdivision thereof or a governmental agency (a “Person” or the “Persons”) (other than a merger with another Person in which the Company is a continuing corporation and which does not result in any reclassification or change in the terms of securities issuable upon exercise of this Warrant or a merger effected exclusively for the purpose of changing the domicile of the Company) (a “Merger”), then, as a part of such Reorganization or Merger, lawful provision and adjustment shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, the number of shares of stock or any other equity or debt securities or property receivable upon such Reorganization or Merger by a holder of the number of Common Shares which might have been purchased upon exercise of this Warrant immediately prior to such Reorganization or Merger. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the Reorganization or Merger to the end that the provisions of this Warrant (including adjustment of the Exercise Price then in effect and the number of Warrant Shares) shall be applicable after that event, as near as reasonably may be, in relation to any shares of stock, securities, property or other assets thereafter deliverable upon exercise of this Warrant. The provisions of this Section 4.1 shall similarly apply to successive Reorganizations and/or Mergers.

5.2 Splits and Subdivisions; Dividends. In the event the Company should at any time or from time to time effectuate a split or subdivision of the outstanding Common Shares or pay a dividend in or make a distribution payable in additional Common Shares or Common Shares Equivalents without payment of any consideration by such holder for the additional Common Shares or Common Share Equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then, as of the applicable record date (or the date of such distribution, split or subdivision if no record date is fixed), the per share Exercise Price shall be appropriately decreased and the number of Warrant Shares shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares; provided, however, that no adjustment shall be made in the event the split, subdivision, dividend or distribution is not effectuated.

5.3 Combination of Shares. If the number of Common Shares outstanding at any time after the date hereof is decreased by a combination of the outstanding Common Shares, the per share Exercise Price shall be appropriately increased and the number of shares of Warrant Shares shall be appropriately decreased in proportion to such decrease in outstanding Common Shares.

5.4 Adjustments for Other Distributions. In the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends or distributions to the holders of Common Stock paid out of current or retained earnings and declared by the Company’s board of directors) or options or rights not referred to in Sections 5.2, 5.3 or 5.4, then, in each such case for the purpose of this Section 5.5, upon exercise of this Warrant, the Holder shall be entitled to a proportionate share of any such distribution as though the Holder was the actual record holder of the number of Warrant Shares as of the record date fixed for the determination of the holders of Common Shares of the Company entitled to receive such distribution.

6. No Impairment. The Company will not, by amendment of its articles or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all of the terms and in the taking of all actions necessary or appropriate in order to protect the rights of the Holder against impairment.

7. Chief Financial Officer’s Report as to Adjustments. With respect to each adjustment pursuant to Section 5 of this Warrant, the Company, at its expense, will promptly compute the adjustment or re-adjustment in accordance with the terms of this Warrant and cause its Chief Financial Officer to certify the computation (other than any computation of the fair value of property of the Company, as the case may be) and prepare a report setting forth, in reasonable detail, the event requiring the adjustment or re-adjustment and the amount of such adjustment or re-adjustment, the method of calculation thereof and the facts upon which the adjustment or re-adjustment is based, and the Exercise Price and the number of Warrant Shares or other securities purchasable hereunder after giving effect to such adjustment or re-adjustment, which report shall be mailed by first class mail, postage prepaid to the Holder. The Company will also keep copies of all reports at its office maintained pursuant to Section 11.2(a) hereof and will cause them to be available for inspection at the office during normal business hours upon reasonable notice by the Holder or any prospective purchaser of the Warrant designated by the Holder thereof.

8. Reservation of Shares. The Company shall, solely for the purpose of effecting the exercise of this Warrant, at all times during the term of this Warrant, reserve and keep available out of its authorized Common Shares, free from all taxes, liens and charges with respect to the issue thereof and not subject to preemptive rights or other similar rights of shareholders of the Company, such number of its Common Shares as shall from time to time be sufficient to effect in full the exercise of this Warrant. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect in full the exercise of this Warrant, in addition to such other remedies as shall be available to Holder, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including without limitation, using its Reasonable Best Efforts to obtain the requisite shareholder approval necessary to increase the number of authorized Common Shares. The Company hereby represents and warrants that all Common Shares issuable upon exercise of this Warrant shall be duly authorized and, when issued and paid for upon exercise in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable.

9. Listing. The Company shall secure the listing of the Common Shares underlying this Warrant upon each national securities exchange or automated quotation system upon which Common Shares are then listed or quoted (subject to official notice of issuance) and, prior to the Company effecting any merger, amalgamation, capital stock exchange, asset acquisition or other business combination transaction that is approved by the board of directors of the Company, the Company shall its Reasonable Best Efforts to maintain such listing for a period of three (3) years after the date hereof. The Company shall at all times while listed comply in all material respects with the Company’s reporting, filing and other obligations under the by-laws or rules of the The NASDAQ Stock Market (or such other national securities exchange or market on which the Common Shares may then be listed, as applicable).

10. Restrictions on Transfer.

10.1 Restrictive Legends. This Warrant and each Warrant issued upon transfer or in substitution for this Warrant pursuant to Section 11 hereof, each certificate for Common Shares issued upon the exercise of the Warrant and each certificate issued upon the transfer of any such Common Shares shall be transferable only upon satisfaction of the conditions specified in this Section 10. Each of the foregoing securities shall be stamped or otherwise imprinted with a legend as follows unless such securities have been registered under the Securities Act:

“The common shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state law. The common shares may not be offered for sale, sold or otherwise transferred, except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act and applicable state law in the opinion of counsel.”

10.2 Notice of Proposed Transfer. Prior to any transfer of any securities which are not registered under an effective registration statement under the Securities Act (“Restricted Securities”), which transfer may only occur if there is an exemption from the registration provisions of the Securities Act and all other applicable securities laws, the Holder will give written notice to the Company of the Holder’s intention to effect a transfer (and shall describe the manner and circumstances of the proposed transfer). The following provisions shall apply to any proposed transfer of Restricted Securities:

(i) If in the opinion of counsel for the Holder reasonably satisfactory to the Company the proposed transfer may be effected without registration of the Restricted Securities under the Securities Act (which opinion shall state in detail the basis of the legal conclusions reached therein), the Holder shall thereupon be entitled to transfer the Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate representing the Restricted Securities issued upon or in connection with any transfer shall bear the restrictive legend required by Section 10.1 hereof.

(ii) If the opinion called for in (i) above is not delivered, the Holder shall not be entitled to transfer the Restricted Securities until either: (x) receipt by the Company of a further notice from such Holder pursuant to the foregoing provisions of this Section 10.2 and fulfillment of the provisions of clause (i) above, or (y) such Restricted Securities have been effectively registered under the Securities Act.

10.3 Certain Other Transfer Restrictions. Notwithstanding any other provision of this Section 10: (i) prior to the Exercise Date, this Warrant or the Restricted Securities thereunder may only be transferred or assigned to the persons permitted under FINRA Rule 5110(g); and (ii) no opinion of counsel shall be necessary for a transfer of Restricted Securities by the Holder thereof to any Person employed by or owning equity in the Holder, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if the transferee were the original purchaser hereof and such transfer is permitted under applicable securities law.

10.4 Termination of Restrictions. Except as set forth in Section 10.3 hereof, the restrictions imposed by this Section 10 upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities: (a) which shall have been effectively registered under the Securities Act, or (b) when, in the opinions of both counsel for the Holder thereof and counsel for the Company, such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall cease and terminate as to any Restricted Securities, the Holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new securities of like tenor not bearing the applicable legend required by Section 10.1 hereof.

11. Ownership, Transfer, Sale and Substitution of Warrant.

11.1 Ownership of Warrant. The Company may treat any Person in whose name this Warrant is registered in the Warrant Register maintained pursuant to Section 11.2(b) hereof as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the contrary. Subject to Sections 10 and 11 hereof, this Warrant, if properly assigned, may be exercised by a new holder without a new Warrant first having been issued.

11.2 Office; Exchange of Warrant.

(a) The Company will maintain its principal office at the location identified in the prospectus relating to the Offering or at such other offices as set forth in the Company’s most current filing (as of the date notice is to be given) under the Exchange Act or as the Company otherwise notifies the Holder.

(b) The Company shall cause to be kept at its office maintained pursuant to Section 11.2(a) hereof a Warrant Register for the registration and transfer of the Warrant. The name and address of the holder of the Warrant, the transfers thereof and the name and address of the transferee of the Warrant shall be registered in such Warrant Register. The Person in whose name the Warrant shall be so registered shall be deemed and treated as the owner and holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c) Upon the surrender of this Warrant together with the assignment in the form attached as Exhibit B to this Warrant (or a reasonable facsimile thereof) duly executed by the Holder, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 11.2(a) hereof, the Company at its expense will (subject to compliance with Section 10 hereof, if applicable) execute and deliver to or upon the order of the Holder thereof a new Warrant of like tenor, in the name of such Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of Common Shares called for on the face of the Warrant so surrendered (after giving effect to any previous adjustment(s) to the number of Warrant Shares).

11.3 Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any mutilation, upon surrender of this Warrant for cancellation at the office of the Company maintained pursuant to Section 11.2(a) hereof, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

11.4 Opinions. In connection with the sale of the Warrant Shares by Holder, the Company agrees to cooperate with the Holder, and at the Company’s expense, have its counsel provide any legal opinions required to remove the restrictive legends from the Warrant Shares in connection with a sale, transfer or legend removal request of Holder.

12. No Rights or Liabilities as Stockholder. No Holder shall be entitled to vote or receive dividends or be deemed the holder of any shares of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, amalgamation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Common Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. The Holder will not be entitled to share in the assets of the Company in the event of a liquidation, dissolution or the winding up of the Company.

13. Notices. Any notice or other communication in connection with this Warrant shall be given in writing and directed to the parties hereto as follows: (a) if to the Holder, c/o                      [—name and fax and/or email address] or (b) if to the Company, to the attention of its Chief Executive Officer at its office maintained pursuant to Section 11.2(a) hereof; provided that the exercise of the Warrant shall also be effected in the manner provided in Section 3 hereof. Notices shall be deemed properly delivered and received when delivered to the notice party (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next Business Day, on the first Business Day after deposit with such courier service, or (iv) if sent by registered or certified mail, five (5) Business Days after deposit thereof in the U.S. mail.

14. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the issuance of Common Shares underlying this Warrant upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the transfer or registration of this Warrant or any certificate for Common Shares underlying this Warrant in a name other that of the Holder. The Holder is responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Common Shares underlying this Warrant upon exercise hereof.

15. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of New York. The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof. When used herein, the term “Reasonable Best Efforts” means, with respect to the applicable obligation of the Company, reasonable best efforts for similarly situated, publicly-traded companies.

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IN WITNESS WHEREOF, the Company has caused this Underwriter’s Warrant to be duly executed as of the date first above written.

MED BIOGENE INC.

By:
Name: Erinn B. Broshko
Title: Chief Executive Officer

EXHIBIT A

FORM OF EXERCISE NOTICE

[To be executed only upon exercise of Warrant]

To MED BIOGENE INC.:

The undersigned registered holder of the within Warrant hereby irrevocably exercises the Warrant pursuant to Section 3.1 of the Warrant with respect to                      Warrant Shares, at an exercise price per share of $[            ], and requests that the certificates for such Warrant Shares be issued, subject to Sections 10 and 11, in the name of, and delivered to:

The undersigned is hereby making payment for the Warrant Shares in the following manner: [check one]

☐	by cash in accordance with Section 3.1(b) of the Warrant

☐	via cashless exercise in accordance with Section 3.1(c) of the Warrant in the following manner:

The undersigned hereby represents and warrants that it is, and has been since its acquisition of the Warrant, the record and beneficial owner of the Warrant.

Dated:

Print or Type Name

(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT B

FORM OF ASSIGNMENT

[To be executed only upon transfer of Warrant]

For value received, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto                      [include name and addresses] the rights represented by the Warrant to purchase              Common Shares of MED BIOGENE INC. to which the Warrant relates, and appoints                      Attorney to make such transfer on the books of MED BIOGENE INC. maintained for the purpose, with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

Signed in the presence of:

(Signature of Transferee)

(Street Address)

(City) (State) (Zip Code)

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